                                                                    Exhibit 99.2

                              SETTLEMENT AGREEMENT

      This Agreement  (this  "AGREEMENT") is made and entered into as of October
24, 2007, by and between Kensey Nash Corporation  (the  "COMPANY"),  and each of the entities and natural  persons listed on SCHEDULE A hereto (such entities and natural  persons  and  any  Ramius  Nominee  that  executes  a  joinder  to this
Agreement, collectively, the "RAMIUS GROUP") (each of the Company and the Ramius
Group, a "PARTY" to this Agreement, and collectively, the "PARTIES").

                                    RECITALS

      A. The  Ramius  Group  beneficially  owns in the  aggregate  the number of shares of the Company's outstanding common stock, par value $.001 per share (the
"COMMON STOCK"), set forth on SCHEDULE A;

      B. Pursuant  to a  nomination  letter  duly  submitted  on October  5th in
accordance   with  the  Company's   Second  Amended  and  Restated  Bylaws  (the
"NOMINATION LETTER"), Starboard Value and Opportunity Master Fund Ltd., a member of the Ramius Group,  has nominated a slate of three  candidates for election to the Board of Directors of the Company (the "BOARD") at the Company's next Annual
Meeting of Stockholders  (including any adjournment or postponement thereof, the
"2007 ANNUAL MEETING"),  which is currently  scheduled to be held on December 5,
2007;

      C. The Parties have agreed that  Starboard  Value and  Opportunity  Master
Fund Ltd. shall  withdraw its  Nomination  Letter and that the Ramius Group will not present any nominees or proposals at the 2007 Annual Meeting;

      D. The Governance and Nominating  Committee of the Board (the  "NOMINATING
COMMITTEE")  has  reviewed  the  qualifications  of  Jeffrey  Smith  and  Ceasar
Anquillare  (collectively,  the  "RAMIUS  NOMINEES")  to serve as members of the
Board and has conducted inquiries into their respective backgrounds,  skills and
qualifications,   including  reviews  of  the  Ramius  Nominees'   responses  to
questionnaires,  interviews of the Ramius Nominees and  professional  background investigations  of  the  Ramius  Nominees;  and  the  Nominating  Committee  has
evaluated the independence of the Ramius Nominees, the qualifications of Jeffrey
Smith to serve as a member  of the  Nominating  Committee  of the  Board and the qualifications of Ceasar Anquillare to serve as a member of the Audit Committee;

      E. The Nominating  Committee has  recommended to the entire Board that (i)
the Board  nominate  the Ramius  Nominees  for election to the Board at the 2007
Annual  Meeting,   (ii)  the  Board  determine  that  the  Ramius  Nominees  are independent  directors  under the listing  standards  of The NASDAQ Stock Market
("NASDAQ"), and (iii) following their respective elections to the Board, Jeffrey
Smith  be  appointed  to the  Nominating  Committee  of  the  Board  and  Ceasar
Anquillare be appointed to the Audit Committee.

      F. The Board considered the  recommendations  of the Nominating  Committee and after  conducting  such  reviews  of the  Ramius  Nominees  as it has deemed appropriate, (i) has determined that neither Ramius Nominee has any relationship with the Company (either  directly or as a partner,  equity holder or officer of an organization  that has a relationship  with the Company) that would interfere with his exercise of independent  judgment in carrying out the  responsibilities of a member of the Board or any of its committees and that both Ramius  Nominees are  independent  directors as defined  under the rules of NASDAQ,  and (ii) has determined  that it is in the best interests of the  stockholders of the Company to nominate  the Ramius  Nominees  for  election to the Board at the 2007 Annual
Meeting,  to serve for a term of three  years  expiring  at the  Company's  2010
Annual Meeting of Stockholders, in place of two current members of the Company's

Board to be determined by the Company's  Board,  and each of whose current terms will expire at the 2007 Annual Meeting, and to recommend the Ramius Nominees for election to the Board;

      G. The Ramius Group has  determined  to vote its shares of Common Stock in favor of the Ramius  Nominees and one incumbent  director  whose current term of office  expires in 2007  nominated  by the Board to be elected as members of the
Board at the 2007 Annual  Meeting (such  incumbent  director,  together with the
Ramius Nominees, the "2007 NOMINEES");

      H. The Ramius  Group has agreed to certain  restrictions  on its  actions, including  restrictions  relating to its  acquisition  of  additional  shares of
Common  Stock,  from the date here of until and including the earlier of the day after the date of the Company's 2008 Annual Meeting of  Stockholders  (the "2008
ANNUAL  MEETING")  or the date that is  thirty  (30)  days  after  the  one-year anniversary date of the 2007 Annual Meeting;

      I. The  Company  and the  Ramius  Group  desire,  in  connection  with the nomination of the Ramius  Nominees to the Board,  to make certain  covenants and agreements with one another pursuant to this Agreement.

      NOW THEREFORE,  in  consideration  of the covenants and premises set forth herein,  and  for  other  good  and  valuable  consideration,  the  receipt  and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

      1. Starboard Value and Opportunity  Master Fund Ltd. hereby  withdraws its
Nomination Letter.

      2. The Board has agreed to nominate  the Ramius  Nominees to be elected as members  of the Board at the 2007  Annual  Meeting  to serve for a term of three years  expiring at the Company's 2010 Annual  Meeting of  Stockholders  and will recommend  a vote "for" the  Ramius  Nominees  at the 2007  Annual  Meeting  and
solicit  proxies  from all  stockholders  to vote all shares of Common  Stock in favor of the  election to the Board of the Ramius  Nominees.  At the 2007 Annual
Meeting, the Ramius Group shall appear in person or by proxy and vote all shares of Common  Stock  beneficially  owned by it and its  Affiliates  in favor of the election to the Board of the 2007  Nominees.  The Ramius Group shall cause to be executed  proxies for the 2007  Nominees (in the form utilized by the Company to solicit proxies for all  stockholders)  so as to vote all shares of Common Stock beneficially  owned by it and its  Affiliates (as defined below) in favor of the election to the Board of the 2007 Nominees.  The Ramius Group shall not withdraw or modify any such proxies.

      By  execution  of this  Agreement,  each  of the  Ramius  Nominees  hereby consents to be nominated for election to the Board at the 2007 Annual Meeting.

      3. In  accordance  with  Article IV of the  Company's  Second  Amended and
Restated Bylaws (the "BYLAWS"),  the Company shall take all action  necessary in furtherance of:

            a. no later than seven (7) days following the election of the Ramius
      Nominees to the Board, the appointment of (i) Jeffrey Smith as a member of the  Nominating  Committee of the Board,  and (ii) Ceasar  Anquillare as a
      member of the Audit Committee of the Board;

            b. the establishment of a strategic  planning committee of the Board in connection with its strategic planning,  and the appointment of Jeffrey
      Smith as a member of such committee; and

            c. the  appointment  of  Jeffrey  Smith as a member  of any  special committee of the Board that may be established.

      4. The  Ramius  Group and each  member of the Ramius  Group  shall not (i)
nominate any person for  election at the 2007 Annual  Meeting or (ii) submit any proposal for  consideration  at, or bring any other  business  before,  the 2007
Annual  Meeting,  directly or indirectly.  The Ramius Group shall not enter into any agreement,  understanding or arrangement with the purpose or effect to cause or further any of the foregoing or otherwise  engage in any activities  with the purpose or effect to cause or further any of the foregoing.

      The Company acknowledges that the only matters that shall be presented for consideration  at the 2007  Annual  Meeting  include  the  election  of the 2007
Nominees,  an amendment to the  Company's  Fifth  Amended and Restated  Employee
Incentive Compensation Plan to increase by up to 350,000 the number of shares of
Common  Stock  authorized  for  issuance  under it and the  ratification  of the
Company's independent registered public accounting firm.

      5. From the date  hereof  through  the 2007  Annual  Meeting,  each of the
Company, the Ramius Group and each member of the Ramius Group shall not directly or indirectly engage in any activities in opposition to the election of the 2007
Nominees  at the 2007  Annual  Meeting  and shall not enter into any  agreement, understanding  or arrangement with the purpose or effect to cause or further any of the foregoing.

      6. The 2007 Annual  Meeting shall be held on December 5, 2007 or within 30 days thereafter, at the time and place indicated in the notice of annual meeting to be sent to the stockholders of the Company in connection with the 2007 Annual
Meeting.

      7. For a period  commencing with the date hereof and ending on the earlier to occur of (i) the day after the date of the 2008  Annual  Meeting or (ii) that date that is thirty (30) days after the  one-year  anniversary  date of the 2007
Annual Meeting (such period, the "STANDSTILL PERIOD"),  neither the Ramius Group
(nor Mr.  Anquillare,  individually,  if he is no  longer a member  of a Section
13(d) group with RCG Starboard Advisors,  LLC and its Affiliates) nor any of its
members or any of their Affiliates  shall,  without the prior written consent of the Board,  specifically expressed in a written resolution adopted by a majority vote of the entire Board:

            a.  acquire or agree to  acquire,  or  publicly  offer or propose to acquire,  directly or  indirectly,  by purchase or  otherwise,  any voting securities  or direct or indirect  rights or options to acquire any voting securities of the Company or any subsidiary  thereof,  or of any successor to or person in control of the  Company,  such  that,  following  any such acquisition,  the Ramius  Group,  including  its  Affiliates,  would hold, beneficially own or control in the aggregate in excess of 2,804,146 shares of Common Stock (the "STANDSTILL  LIMIT");  PROVIDED,  HOWEVER, (i) in the
      event  that  the  share  repurchase  program  (the  "REPURCHASE  PROGRAM")
      announced  by the Company on  September  24,  2007 has not been  completed
      (which  completion,  for this  purpose,  shall mean that  shares have been purchased under the Repurchase Program for the maximum aggregate price for which shares may be repurchased under the Repurchase  Program and all such shares shall have been  canceled or shall be held in treasury) by the date that is eight (8) months from the date  hereof  ("REPURCHASE  DATE"),  the

      Standstill  Limit shall be that  number of shares of Common  Stock that is equal to the  greatest  of (A)  2,804,146,  (B) such  number  of shares of
      Common Stock  resulting from an increase in the Standstill  Limit pursuant to clause (ii) below,  and (C) 24.9% of the  outstanding  shares of Common
      Stock as of the  Repurchase  Date  (the  number of  outstanding  shares of
      Common  Stock  as of the  Repurchase  Date  shall be  communicated  by the
      Company to Ramius Capital on behalf of the Ramius Group, within 2 business days of the  Repurchase  Date),  (ii) in the event between the date hereof and the Repurchase  Date the number of outstanding  shares of Common Stock
      (as  reported by the  Company)  increases  above  11,945,621  shares,  the
      Standstill  Limit shall increase by a number of shares equal to 25% of the number  of  outstanding  shares of  Common  Stock in excess of  11,945,621 shares and any such increase as of the  Repurchase  Date shall survive the
      Repurchase  Date,  (iii)  in the  event  that,  as of any date  after  the
      Repurchase  Date and prior to the  termination  hereof  (any such date,  a
      "RESET  DATE"),  the  Standstill  Limit  represents  less  than 23% of the outstanding  shares of Common  Stock as a result  of the  issuance  by the
      Company after the Repurchase Date of a number of shares of Common Stock in excess of the number of shares  repurchased  by, and/or  forfeited to, the
      Company  after  the  Repurchase  Date,  then the  Standstill  Limit  shall increase to that  number of shares of Common  Stock that is equal to 24.9%
      of the  outstanding  shares  of  Common  Stock  of the  Company  as of the applicable  Reset Date,  (iv) for purposes of the  Standstill  Limit,  any shares of Common Stock (whether or not restricted) and options to purchase shares of Common Stock issued or granted to Mr. Smith in his capacity as a director of the Company shall not be deemed to be held, beneficially owned or controlled by the Ramius Group,  and such shares shall not be deemed to be  outstanding  shares  of  Common  Stock,  and (v) for  purposes  of the
      Standstill  Limit,  any shares of Common Stock (whether or not restricted)
      and options to purchase  shares of Common  Stock  issued or granted to Mr.
      Anquillare after the date hereof in his capacity as a director,  and up to
      10,000 shares of Common Stock otherwise  acquired by Mr. Anquillare in his individual capacity, shall not be deemed to be held, beneficially owned or controlled by the Ramius Group,  and such shares shall not be deemed to be outstanding shares of Common Stock; PROVIDED, FURTHER, that nothing herein shall limit the ability of any member of the Ramius  Group to transfer any voting  securities of the Company or direct or indirect  rights or options to acquire any voting securities of the Company to any other member of the
      Ramius Group; and PROVIDED,  FURTHER,  that Affiliates of the Ramius Group that execute a joinder to this Agreement in a form  reasonably  acceptable to the Company  shall  become  members of the Ramius  Group at the time of such execution;

            b. except as provided in Section 8 hereof or as otherwise  expressly provided in this Agreement,  (i) initiate,  propose,  induce or attempt to induce any other person to initiate any stockholder proposal, nominate any person to be elected as a member of the Board or make any  attempt to call a special meeting of stockholders of the Company, (ii) submit any proposal for consideration  at, or bring any other business before,  any meeting of stockholders  of the  Company,  or request  that the  Company  include any proposals  or nominees for election as members of the Board in any Company proxy  statement,  (iii) engage,  or in any way  participate,  directly or indirectly,  in any  "solicitation"  (as  such  term  is  defined  in Rule
      14a-1(l)  promulgated  by the SEC under the  Exchange  Act) of  proxies or
      consents   (whether  or  not  relating  to  the  election  or  removal  of directors), seek to advise, encourage or influence any Person with respect
      to  the  voting  of  any   Company   securities   (except  in  support  of
      Board-approved   proposals),   or  (iv)  otherwise  communicate  with  the
      Company's  stockholders or others pursuant to Rule  14a-1(l)(2)(iv)  under the Exchange Act; PROVIDED,  HOWEVER,  that nothing herein shall limit the ability of the Ramius  Group to vote its voting  securities  on any matter submitted  to a vote of the  stockholders  of the Company or announce  its opposition to any  Board-approved  proposals not supported by Mr. Smith or limit the  ability of the Ramius  Nominees  to  exercise  their  rights as members of the Board while serving as members of the Board;

            c. make any public  announcement  with respect to, or publicly offer to effect,  seek or  propose  (with or without  conditions),  any  merger, acquisition,  consolidation,  other business  combination,  restructuring, recapitalization,  tender  offer,  exchange  offer or other  extraordinary transaction  with or involving the Company or any of its  subsidiaries  or any of its or their securities or assets; PROVIDED,  HOWEVER, that nothing herein  shall  limit  the  ability  of  the  Ramius  Group  to  issue  any communication contemplated by Rule 14a-1(l)(2)(iv) stating how they intend to  vote  and the  reasons  therefor  with  respect  to any  extraordinary transaction  of any kind or nature between the Company and any third party unaffiliated  with  the  Ramius  Group;  PROVIDED  FURTHER,  that  nothing contained  herein  shall limit the ability of the Ramius  Group to file an amendment or  amendments to its Schedule 13D regarding the Common Stock of the Company as required by law or to make other  securities or tax filings as  required  by law so long as the  Ramius  Group does not enter into any contract, arrangement,  understanding or relationship (legal or otherwise)
      with respect to the Company's  voting  securities,  or otherwise  take any action, in violation of clauses (a)-(f) of Section 7 hereof;

            d. (i) form,  join or in any way participate in a "group" as defined in Section  13(d)(3) of the  Securities  Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, other than a "group"
      that includes all or some lesser  number of persons  identified as members of the Ramius  Group,  but does not include any other  members who are not currently  identified as members of the Ramius Group,  (ii) enter into any negotiation,  contract, arrangement,  understanding or relationship (legal or  otherwise)  with any third  parties,  other than members of the Ramius
      Group  solely  with  respect  to the  members  of  the  Ramius  Group,  in connection  with any of the foregoing or with respect to the voting of any voting  securities of the Company,  (iii) or otherwise  deposit any voting securities  of the  Company  in any  voting  trust or  subject  any voting securities of the Company to any  arrangement or agreement with respect to the voting of any voting  securities  of the Company,  except as expressly set forth in this Agreement;

            e.  publicly  seek or publicly  request  permission to do any of the foregoing  or to  amend  or  waive  any  provision  of  Section  7  hereof
      (including any of clauses (a)-(f) hereof), or make any public announcement with respect to any of the foregoing; or

            f. take,  or cause  others to take,  any actions  inconsistent  with
      Section 7 hereof (including any of clauses (a)-(f) hereof).

      8. a. Notwithstanding the foregoing, on and after the date that is 30 days prior to the last date on which a stockholder  of the Company may  nominate,  in accordance  with the  applicable  procedures  set forth in the Company's  Bylaws
(which pursuant to the Bylaws, as in effect as of the date of this Agreement, is the date that is sixty (60) days prior to the meeting of stockholders at which a member of the Board will be  elected),  a person for election as a member of the
Board at the 2008 Annual  Meeting  (such  date,  the "2008  NOMINATION  DEADLINE
Date"),  the Ramius Group shall not be prohibited  from (i) nominating up to two persons for  election  at the 2008  Annual  Meeting to serve for a term of three years  expiring  at  the  Company's  2011  Annual  Meeting  of  Stockholders  in
accordance   with  the  Company's   procedures  set  forth  in  its  Bylaws  for
stockholders  to nominate  persons for  election to the Board,  (ii)  soliciting proxies  with  respect to the voting  securities  of the Company with respect to such nominees,  or (iii) taking any actions in connection with the nomination of persons in  connection  with the 2008 Annual  Meeting,  including  requesting  a stockholder list and related  information,  filing an amendment or amendments to its Schedule 13D regarding the Common Stock of the Company as required by law or taking  any other  action  related  to the  solicitation  of  proxies or written consents or making any public filings or announcements  in furtherance  thereof;
provided,  however,  in the event that either Mr. Smith or Mr.  Anquillare is no longer a member of the Board at the time the Ramius Group nominates  persons for election in connection with the 2008 Annual Meeting, then the Ramius Group shall be  permitted  to nominate up to three  persons for  election at the 2008 Annual
Meeting;  provided further, in the event that the size of the Board is increased beyond nine members, the Ramius Group shall be permitted to nominate a number of persons for  election at the 2008 Annual  Meeting that is equal to the number of directors up for election at the 2008 Annual Meeting.

            a. The Company shall provide RCG Starboard Advisors, LLC, a Delaware limited liability  company ("RCG STARBOARD")  notice (i) of the date of the 2008
Annual Meeting not less than 45 days prior to the 2008 Nomination Deadline Date, and (ii) any  amendment  of the  Company's  Bylaws that  changes the time period during which or procedures by which a  stockholder  may, in accordance  with the applicable  procedures set forth in the Company's Bylaws,  nominate a person for election as a member of the Board at an annual meeting of  stockholders,  within not more than four (4) business days after such amendment (the "BYLAW  AMENDMENT
NOTICE").  In the event that any such amendment of the Company's  Bylaws results in a deadline for either  nomination  of  directors  that is a date prior to the date of  receipt  of the  Bylaw  Amendment  Notice  by RCG  Starboard,  then RCG
Starboard  shall  have ten (10) days from the date of its  receipt  of the Bylaw
Amendment Notice to nominate persons for election as members of the Board at the
2008 Annual Meeting.

      9. Following the execution of this Agreement,  the Company shall issue the press  release  announcing  the terms of this  Agreement,  in the form  attached hereto as EXHIBIT A (the "PRESS  RELEASE"),  and shall file a Current  Report on
Form 8-K with the SEC  disclosing  the terms of this  Agreement and attaching as exhibits this Agreement and the Press  Release.  None of the Parties hereto will make any other public  statements  (including  in any filing with the SEC or any other regulatory or governmental agency,  including any stock exchange) that are inconsistent  with,  or  otherwise  contrary  to,  the  statements  in the Press
Release.  Neither the Ramius Group nor any of its members  shall make any public statements  (including  in any filing  with the SEC or any other  regulatory  or governmental agency, including any stock exchange), except that it may amend its
Schedule 13D  regarding  the Common Stock (as amended,  the  "SCHEDULE  13D") as required  by law  and  in a  manner  consistent  with  this  Agreement  and  not inconsistent  with,  or  otherwise  contrary  to,  the  statements  in the Press
Release.

      10. The  Company  shall  reimburse  the Ramius  Group for its  reasonable, documented  out-of-pocket fees and expenses incurred  (including legal expenses)
in connection with the Schedule 13D,  matters related to the 2007 Annual Meeting and  the  negotiation  and  execution  of this  Agreement,  provided  that  such reimbursement shall not exceed $37,500 in the aggregate.

      11. The Ramius Group shall cause its  Affiliates  to comply with the terms of this Agreement.  Each member of the Ramius Group listed herein,  on behalf of himself or itself,  as  applicable,  represents and warrants to the Company that
(a) as of the date hereof,  the Ramius Group and each member of the Ramius Group beneficially owns the number of shares of Common Stock as described opposite his or its name on SCHEDULE A and SCHEDULE A includes all  Affiliates of any members of the Ramius Group that own any  securities of the Company  beneficially  or of record,  (b) this Agreement has been duly and validly  authorized,  executed and delivered by such member,  and  constitutes a valid and binding  obligation  and agreement of such member, enforceable against such member in accordance with its terms,  (c) each  signatory to this  Agreement by any member of the Ramius Group has the  authority  to  execute  the  Agreement  on  behalf of  himself  and the applicable member of the Ramius Group associated with that signatory's name, and to bind such member of the Ramius  Group to the terms  hereof,  (d) no member of the Ramius Group is party to any agreements  regarding the voting of disposition of shares of Common Stock,  (e) the execution,  delivery and performance of this
Agreement  by each  member of the Ramius  Group does not and will not violate or conflict  with  (i)  any  law,  rule,  regulation,  order,  judgment  or  decree applicable  to it, or (ii) result in any breach or violation of or  constitute a default (or an event  which with notice or lapse of time or both could  become a default)  under or  pursuant  to, or result  in the loss of a  material  benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment,  understanding or arrangement to which such member is a party or by which it is bound,  and (f)
no  consent,  approval,  authorization,  license or  clearance  of, or filing or registration  with, or  notification  to, any court,  legislative,  executive or regulatory  authority or agency is required in order to permit any member of the
Ramius Group to perform such member's  obligations under this Agreement,  except for such as have been obtained.

      The  Company  represents  and  warrants  to the Ramius  Group that (a) the
Company has the  corporate  power and  authority to execute the Agreement and to bind it  thereto,  (b) this  Agreement  has been  duly and  validly  authorized, executed  and  delivered  by  the  Company,  constitutes  a  valid  and  binding obligation and agreement of the Company,  and is enforceable against the Company in accordance  with its terms,  (c) the execution,  delivery and  performance of this Agreement by the Company does not and will not violate or conflict with (i)
any law, rule,  regulation,  order, judgment or decree applicable to it, or (ii)
result in any breach or violation of or  constitute a default (or an event which with notice or lapse of time or both could  become a default)  under or pursuant to, or  result in the loss of a  material  benefit  under,  or give any right of termination,  amendment,  acceleration  or cancellation  of, any  organizational document, agreement, contract, commitment, understanding or arrangement to which the  Company  is a party or by which it is bound and (d) no  consent,  approval, authorization,  license or  clearance  of, or filing or  registration  with,  or notification to, any court,  legislative,  executive or regulatory  authority or agency is required  in order to permit the  Company to perform  its  obligations under this Agreement, except for such as have been obtained.

      12. This Agreement  constitutes the entire  agreement  between the Parties with respect to the subject matter hereof and  supersedes  all prior  agreements understandings,  both  written and oral,  among the Parties  with respect to the subject matter hereof. No amendment or other  modification of this Agreement may be made except in writing signed by an authorized  representative of each of the
Company and RCG Starboard.

      13. If at any time  subsequent  to the date hereof,  any provision of this
Agreement  shall be held by any court of competent  jurisdiction  to be illegal, void or unenforceable,  such provision shall be of no force and effect,  but the illegality or  unenforceability  of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

      14. Each of the Ramius Group and the Company  acknowledges and agrees that irreparable  injury to the other  would  occur in the event any its  obligations under this  Agreement  were not performed in accordance  with the specific terms hereof or it otherwise breached this Agreement and that such injury would not be adequately  compensable  in  damages.  It is  accordingly  agreed by each of the
Parties  that a Party so moving (the "MOVING  PARTY")  shall each be entitled to specific  enforcement  of  (without  the  necessity  of  posting a bond or other security  or proving  actual  damages),  and  injunctive  relief to prevent  any violation  of  (without  the  necessity  of posting a bond or other  security or proving  actual  damages),  the terms of this  Agreement  and the other  Parties hereto will not take action, directly or indirectly, in opposition to the Moving

Party  seeking  such  relief on the grounds  that any other  remedy or relief is available  at law or in  equity.  This  Section 13 shall not in any way affect a
Party's right to exercise its rights at law.

      15.  Certain  of the  Parties  have  agreed to  execute a  confidentiality agreement  simultaneous with the execution of this Agreement  regarding material nonpublic  information  shared  with  the  Ramius  Group  (the  "CONFIDENTIALITY
Agreement").  Under the terms of the Confidentiality  Agreement, the Company has agreed  that prior to the 2007  Annual  Meeting it will not take any action that the Board considers  material without first advising a Ramius Nominee  regarding such action.

      16.  Each  member of the Ramius  Group  hereby  irrevocably  appoints  RCG
Starboard  Advisors,  LLC as such member's  attorney-in-fact  and representative
(the "RAMIUS  REPRESENTATIVE"),  in such member's place and stead, to do any and all  things  and to  execute  any  and all  agreements,  instruments  and  other documents and any amendments,  modifications  and waivers hereto and thereto and to give and receive any and all notices or  instructions in connection with this
Agreement  and the  transactions  contemplated  hereby and thereby.  The Company shall be entitled to rely,  as being binding on each member of the Ramius Group, upon any action taken by the Ramius Representative or upon any document, notice, instruction  or other  writing  given or executed by the Ramius  Representative.
Each member of the Ramius  Group  acknowledges  and agrees that each  agreement, covenant or other  obligation of the Ramius Group  hereunder shall be binding on such member of the Ramius Group.

      17. This  Agreement  shall be governed by and  construed  and  enforced in accordance  with the laws of the  State of  Delaware  without  reference  to the conflict of laws  principles  thereof.  Each of the Parties  hereto  irrevocably agrees that any legal action or  proceeding  with respect to this  Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any  judgment  in respect of this  Agreement  and the rights and  obligations arising  hereunder  brought  by the  other  party  hereto or its  successors  or assigns,  shall be brought and  determined  exclusively in the Delaware Court of
Chancery and any state appellate  court  therefrom  within the State of Delaware
(or, if the Delaware Court of Chancery declines to accept, or determines that it does not have, jurisdiction over a particular matter, any state or federal court within the State of Delaware).  Each of the Parties  hereto  hereby  irrevocably submits with regard to any such action or  proceeding  for itself and in respect of its property, generally and unconditionally,  to the personal jurisdiction of the  aforesaid  courts and agrees that it will not bring any action  relating to this Agreement in any court other than the aforesaid courts. Each of the parties hereto  hereby  irrevocably  waives,  and  agrees not to assert in any action or proceeding  with  respect  to  this  Agreement,  (i)  any  claim  that it is not personally subject to the jurisdiction of the above-named courts for any reason,
(ii) any claim that it or its property is exempt or immune from  jurisdiction of any such  court or from any legal  process  commenced  in such  courts  (whether through service of notice,  attachment  prior to judgment,  attachment in aid of execution of  judgment,  execution  of judgment or  otherwise)  and (iii) to the fullest extent  permitted by applicable legal  requirements,  any claim that (A)
the suit,  action or  proceeding  in such court is  brought  in an  inconvenient forum, (B) the venue of such suit,  action or proceeding is improper or (C) this
Agreement,  or the  subject  mater  hereof,  may not be  enforced  in or by such courts.

      18. This Agreement and any amendments hereto may be executed and delivered in one or more  counterparts,  and by the different  parties  hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall  constitute  one and the same  agreement,  and shall become effective when  counterparts  have been signed by each party hereto and delivered to the other parties hereto,  it being understood that all parties need not sign the same  counterpart.  In the event  that any  signature  to this
Agreement or any amendment  hereto is delivered by facsimile  transmission or by
e-mail  delivery of a ".pdf"  format data file,  such  signature  shall create a valid and binding  obligation  of the party  executing  (or on whose behalf such signature  is executed)  with the same force and effect as if such  facsimile or
".pdf" signature page were an original thereof. At the request of any party each other party shall promptly  re-execute an original form of this Agreement or any amendment  hereto and deliver the same to the other party. No party hereto shall raise the use of a facsimile  machine or e-mail delivery of a ".pdf" format data file to deliver a signature  to this  Agreement or any  amendment  hereto or the fact that such signature was  transmitted or  communicated  through the use of a facsimile  machine or e-mail  delivery of a ".pdf" format data file as a defense to the formation or enforceability of a contract,  and each party hereto forever waives any such defense.

      19. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this  Agreement  must be in writing  and will be deemed  to have  been  delivered:  (i) upon  receipt,  when delivered  personally;  (ii)  upon  receipt,  when sent by  facsimile  (provided confirmation of transmission  is  mechanically or  electronically  generated and kept on file by the sending party);  or (iii) one (1) Business Day after deposit with a nationally  recognized  overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile  numbers for such communications shall be:

            If to the Company:

            Kensey Nash Corporation
            735 Pennsylvania Drive
            Exton, Pennsylvania 19341
            Attention: Joseph Kaufman
            Facsimile: 484-713-2901

            With a copy to:

            Katten Muchin Rosenman LLP
            525 W. Monroe Street
            Chicago, Illinois 60661-3693
            Attention: David Shevitz, Esq. and Mark D. Wood, Esq.
            Facsimile: 312-902-1061

            If to the Ramius Group or any member of the Ramius Group:

            RCG Starboard Advisors, LLC
            c/o Ramius Capital Group, L.L.C.
            666 Third Avenue, 26th Floor
            New York, New York 10017
            Attention: Jeffrey Smith
            Facsimile: 212-201-4802

            With a copy to:

            Olshan Grundman Frome Rosenzweig & Wolosky LLP
            Park Avenue Tower
            65 East 55th Street
            New York, New York  10022
            Attention:  Steven Wolosky, Esq.
            Facsimile:  (212) 451-2222

      20. This  Agreement  shall be binding upon and inure to the benefit of the
Parties and their respective  successors and assigns. No Party shall assign this
Agreement or any rights or obligations  hereunder  without,  with respect to any member of the Ramius Group,  the prior written consent of the Company,  and with respect to the Company, the prior written consent of RCG Starboard.

      21. The language used in this  Agreement will be deemed to be the language chosen by the parties to express  their  mutual  intent,  and no rules of strict construction  will be applied  against any party.  Unless the context  otherwise requires,  (a) all  references  to  Sections  or  Schedules  are to  Sections or
Schedules contained in or attached to this Agreement,  (b) words in the singular or plural  include the  singular  and plural and  pronouns  stated in either the masculine,  the feminine or neuter gender shall include the masculine,  feminine and neuter,  and (c) the use of the word  "including" in this Agreement shall be by way of example rather than limitation.

              [ THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK ]

                                       10

      IN WITNESS WHEREOF,  the Parties hereto have executed this Agreement as of the day and year first above written.

                                       KENSEY NASH CORPORATION

                                       By: /s/ Joseph W. Kaufmann
                                          --------------------------------------
                                           Name:  Joseph W. Kaufmann
                                           Title: Chief Executive Officer,
                                                  President, Secretary

PARCHE, LLC                               RCG STARBOARD ADVISORS, LLC
By: RCG Starboard Advisors, LLC,          By: Ramius Capital Group, L.L.C.,
    its managing member                       its sole member

STARBOARD VALUE AND OPPORTUNITY MASTER    RAMIUS CAPITAL GROUP, L.L.C.
FUND LTD.                                 By: C4S & Co., L.L.C.,
By: RCG Starboard Advisors, LLC,              as managing member
    its investment manager
                                          C4S & CO., L.L.C.

                      By: /s/ Jeffrey M. Solomon
                          ---------------------------------
                          Name:  Jeffrey M. Solomon
                          Title: Authorized Signatory

/s/ Jeffrey M. Solomon                     /s/ Peter A. Feld
-------------------------------------      -------------------------------------
JEFFREY M. SOLOMON                         PETER A. FELD
Individually and as attorney-in-fact
for Peter A. Cohen, Morgan B. Stark
and Thomas W. Strauss

/s/ Jeffrey C. Smith
-------------------------------------
JEFFREY C. SMITH
Individually and as attorney-in-fact
for Ceasar Anquillare

                                       11

By: Starboard Value and Opportunity Master Fund Ltd.

      By: /s/ Jeffrey M. Solomon
         ----------------------------------
         Name:  Jeffrey M. Solomon
         Title: Authorized Signatory

By: Parche, LLC

      By: /s/ Jeffrey M. Solomon
         ----------------------------------
         Name:  Jeffrey M. Solomon
         Title: Authorized Signatory

By: RCG Enterprise, Ltd

      By: /s/ Jeffrey M. Solomon
         ----------------------------------
         Name:  Jeffrey M. Solomon
         Title: Authorized Signatory

By: RCG Starboard Advisors, LLC

      By: /s/ Jeffrey M. Solomon
         ----------------------------------
         Name:  Jeffrey M. Solomon
         Title: Authorized Signatory

By: Ramius Capital Group, L.L.C.

      By: /s/ Jeffrey M. Solomon
         ----------------------------------
         Name:  Jeffrey M. Solomon
         Title: Authorized Signatory

By: C4S & CO., L.L.C.

      By: /s/ Jeffrey M. Solomon
         ----------------------------------
         Name:  Jeffrey M. Solomon
         Title: Authorized Signatory

                                       12

                                   SCHEDULE A

                                THE RAMIUS GROUP

            Parche, LLC                                397,720
            Starboard Value and                      2,088,020
            Opportunity Master Fund Ltd.
            RGC Starboard Advisors, LLC              2,485,740
            Ramius Capital Group, L.L.C.             2,485,740
            C4S & CO., LLC                           2,485,740
            RCG Enterprise, Ltd                              0
            Peter A. Cohen                           2,485,740
            Morgan B. Stark                          2,485,740
            Jeffrey M. Solomon                       2,485,740
            Thomas W. Strauss                        2,485,740
            Ceasar Anquillare                                0
            Peter A. Feld                                    0
            Jeffrey C. Smith                                 0

                                       13

EXHIBIT A

                                  PRESS RELEASE

CONTACT:
Joseph W. Kaufmann
President and Chief Executive Officer
(484) 713-2100

         KENSEY NASH REACHES AGREEMENT WITH RAMIUS ON NEW BOARD NOMINEES

              JEFFREY SMITH AND CEASAR ANQUILLARE TO BE NOMINATED;

                       RAMIUS WITHDRAWS PROXY NOMINATIONS

EXTON,  OCTOBER 24, 2007 -- Kensey Nash  Corporation  (NASDAQ:  KNSY)  announced today that it has reached agreement with Ramius Capital Group, L.L.C. ("Ramius")
and its affiliates  (collectively,  the "Ramius Group") regarding the nomination of  candidates  for  election to the  Company's  Board of  Directors at its 2007
Annual Meeting. Starboard Value and Opportunity Master Fund Ltd., one of Ramius'
affiliates,  had nominated  three  individuals  for election to the Board at the
2007 Annual Meeting.  The Ramius Group collectively holds approximately 20.8% of the Company's outstanding shares.

The  Kensey  Nash  Board  of  Directors  has  determined  that it is in the best interests  of the  stockholders  of the  Company to nominate  Jeffrey  Smith and
Ceasar  Anquillare,  who  were  originally  nominated  by  Starboard  Value  and
Opportunity  Master  Fund Ltd.,  for  election  to the Kensey  Nash Board at the
Company's  annual  meeting of  stockholders  on December 5, 2007.  The Board has nominated Mr. Smith and Mr.  Anquillare  for election as directors and agreed to recommend a vote "for" Mr. Smith and Mr.  Anquillare.  Following their election,
Mr. Anquillare will be appointed as a member of the Audit Committee of the Board and Mr.  Smith will be appointed as a member of the  Governance  and  Nominating
Committee  of the Board and a member of a Strategic  Planning  Committee  of the
Board that the  Company  has agreed to  establish  pursuant  to the terms of the agreement.  The Board has also nominated for re-election Mr. Robert Bobb,  whose current term expires at the 2007 Annual Meeting.

In announcing the agreement, Mr. Joseph Kaufmann,  president and chief executive officer of Kensey Nash, said, "We are very pleased that we were able to reach an agreement with the Ramius Group,  our largest  stockholder.  We welcome Jeff and
Ceasar to our board."

Mr. Smith is a partner of Ramius Capital Group,  L.L.C.,  a member of the Ramius
Group. Mr. Anquillare, is the Chairman and Chief Executive Officer of Winchester
Capital Partners, a private transatlantic investment bank. Mr. Smith also serves as a director of S1 Corporation, and Mr. Anquillare also serves as a director of
Bramdean PLC.

Ramius  partner  Jeffrey C. Smith said,  "We are  delighted to have brought this situation to an amicable  conclusion and look forward to working  constructively with the Company and its Board to  continue to create  additional  value for the stockholders of the Company."

In connection  with the  agreement,  the Ramius Group has agreed to withdraw its previous nomination of Mr. Smith, Mr. Anquillare and Mr. Peter Feld. In addition to Mr. Smith and Mr.  Anquillare,  the Ramius Group also agreed to vote in favor of the Company's  other director  nominee,  Robert Bobb, for  re-election to the
Board at the 2007 Annual Meeting.

                                       14

In  addition,  the Ramius  Group has  agreed to limit the  number of  additional
Kensey Nash shares it may acquire prior to the Company's 2008 Annual Meeting and has agreed to refrain from submitting  shareholder  proposals,  conducting proxy solicitation  activities or taking certain other actions until the 2008 meeting, except that the Ramius Group may nominate up to two  individuals for election to the  Board at the 2008  meeting  and  engage  in proxy  solicitation  activities related to those nominations.

The  Company  also  announced  that after 23 years of service on the Kensey Nash
Board of  Directors,  Mr.  John  Nash has  decided  to  retire  from the  Board, effective  as of the date of the 2007  Annual  Meeting,  the end of his  current three-year  term. Mr. Nash, who will continue in his role as the Company's VP of new  technology,  will become a board member  emeritus,  in honor of his role as founder  of the  company  and as a tribute  to his many  years of service on the board.

"As a board  member,  John's vision for creating a medical  device  company that develops innovative cost-effective products for helping patients has defined the company that we have become  today.  We are thankful for his  contributions  and pleased that he has elected to remain in his role as VP of New Technology  where he can continue to create and develop new products for the  company,"  commented
Mr. Kaufmann.

In addition,  Mr. Kim Rosenberg,  the chairman of the Company's Audit Committee, will not seek  re-election  to the  Board of  Directors  following  his  current three-year  term,  which ends as of the 2007 Annual  Meeting.  "On behalf of the
Board of Directors,  we wish to thank both John and Kim for their  contributions over the past  years.  We greatly  appreciate  their  service  to the  Company,"
commented Mr. Walter Maupay, Chairman of the Board.

ABOUT KENSEY NASH CORPORATION

Kensey  Nash  Corporation  is a leading  medical  technology  company  providing innovative  solutions and technologies  for a wide range of medical  procedures.
The  Company  provides an  extensive  range of products  into  multiple  medical markets, primarily in the endovascular,  sports medicine and spine markets. Many of the products are based on the Company's  significant expertise in the design, development,  manufacturing and processing of absorbable biomaterials, which has led  to  partnerships  to  commercialize  technologies.  Kensey  Nash  has  also
commercialized   a  series  of  innovative   products  through  its  own  direct
endovascular  sales  force.  The  Company  is known as a pioneer in the field of arterial puncture closure,  as the inventor and developer of the  Angio-Seal(TM)
Vascular Closure Device, which is licensed to St. Jude Medical, Inc.

ABOUT RAMIUS CAPITAL GROUP, L.L.C.

Ramius Capital Group is a registered  investment  advisor that manages assets of approximately  $9.6 billion in a variety of alternative  investment  strategies.
Ramius  Capital  Group is  headquartered  in New York with  offices  located  in
London, Tokyo, Hong Kong, Munich, and Vienna.

CAUTIONARY NOTE FOR FORWARD-LOOKING STATEMENTS

This  press  release  contains  forward-looking   statements  that  reflect  the
Company's  current  expectations  about its  prospects  and  opportunities.  The
Company has tried to identify  these forward  looking  statements by using words
such  as  "expect,"   "anticipate,"   "estimate,"  "plan,"  "will,"  "forecast,"
"believe," or similar  expressions,  but these words are not the exclusive means for identifying  such  statements.  The Company cautions that a number of risks,

                                       15

uncertainties,  and other  important  factors could cause the  Company's  actual results  to  differ  materially  from  those in the  forward-looking  statements
including,   without   limitation,   the  Company's  success  in  launching  its
endovascular  products into the marketplace,  the Company's  dependence on three major  customers (St. Jude Medical,  Arthrex and Orthovita) and their success in selling Kensey Nash related products in the  marketplace,  the impact of product recalls and other manufacturing issues, and competition from other technologies, among other important risks.  For a more detailed  discussion of these and other factors,  please see the Company's SEC filings,  including the disclosure  under
"Risk  Factors" in those  filings.  Except as expressly  required by the federal securities  laws,  the Company  undertakes no obligation to update or revise any forward-looking  statements,  whether  as a result of new  information,  changed circumstances or future events or for any other reason.

                                       16